Contact: Gilbert L. Danielson Executive Vice President Chief Financial Officer 404-231-0011

Aaron’s, Inc. Announces
Third Quarter Results;
Same Store Revenues Up 3.2%;
 EPS $.32

ATLANTA, October 25, 2010 – Aaron’s, Inc. (NYSE: AAN), the nation’s leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, today announced revenues and earnings for the three and nine months ended September 30, 2010.

 For the third quarter of 2010, revenues increased 9% to $452.2 million compared to $415.3 million for the same period last year.  Net earnings rose 6% to $26.2 million versus $24.6 million recorded in the third quarter a year ago.   Diluted earnings per share were $.32 compared to $.30 for the third quarter of last year, a 7% increase.

For the first nine months of this year, revenues were up 7% to $1.392 billion compared to $1.307 billion for the same period of 2009.  Net earnings for the nine months were $87.6 million versus $87.5 million for the corresponding period a year ago.  Diluted earnings per share were $1.07 for both the nine months ended September 30, 2010 and 2009.

“We are pleased that our third quarter results were in line with our expectations,” said Robert C. Loudermilk, Jr., President and Chief Executive Officer of Aaron’s.  “Same store revenue and customer growth continue to be strong, and we are on track with our 2010 new store opening plans.  In this tough economic environment, we have performed very well, providing basic home furnishings that are desired and needed by our customers.  We feel that our positive business trends will continue during the remainder of 2010 and look forward for another excellent year in 2011.”

As previously announced, the Company began ceasing the operations of its Aaron’s Office Furniture division in June of 2010.  During the third quarter, the Company closed two additional Aaron’s Office Furniture stores and has two remaining stores that are anticipated to remain open in 2011 to liquidate merchandise.  The third quarter 2010 financial results include pre-tax charges to operating expenses of $949,000 and the nine month results include pre-tax operating expenses of $8.1 million, or $.06 per diluted share, related to the closing of this division.

In the third quarter of 2009 the Company recorded a $2.2 million pre-tax charge to operating expenses relating to the write-down of certain lease merchandise and the impairment of long-lived assets associated with its Aaron’s Office Furniture stores.  Additionally, in the third quarter of 2009 the Company’s tax provision was favorably impacted by a $2.3 million reversal of previously recorded liabilities for uncertain income tax positions due to the expiration of tax statutes.

Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) increased 3.2% during the third quarter of 2010 compared to the third quarter of 2009.  Same store revenues also increased 1.6% for Company-operated stores open over two years at the end of September 2010. The Company had 872,000 customers and our franchisees had 477,000 customers at the end of the third quarter of 2010, a 12% increase in total customers over the number at the end of September a year ago (customers of our franchisees, however, are not customers of Aaron’s, Inc.).  The customer count on a same store basis for Company-operated stores was up 6.7% in the third quarter compared to the same quarter last year.

Division Results

The Aaron’s Sales & Lease Ownership division increased its revenues in the third quarter of 2010 to $448.4 million, a 9% increase over the $411.0 million in revenues in the third quarter of 2009.  Sales and lease ownership revenues for the first nine months of 2010 increased 7% to $1.380 billion compared to $1.292 billion for the same period a year ago.

The revenues of the Aaron’s Office Furniture stores were $2.5 million and $3.5 million in the third quarter of 2010 and 2009, respectively.  The Aaron’s Office Furniture division recorded a pre-tax loss of $993,000 in the third quarter of 2010 and a $3.7 million pre-tax loss in the third quarter of 2009.  For the first nine months of 2010, revenues of the Aaron’s Office Furniture stores were $10.0 million compared to $12.3 million for the same period of 2009, and pre-tax losses were $11.1 million in 2010 versus $6.5 million in 2009.  Included in the 2010 and 2009 third quarter and year-to-date losses are the above mentioned charges that were recorded.

Components of Revenue

Consolidated lease revenues and fees increased 6% for both the third quarter and the first nine months of 2010 compared to the same periods in the previous year.  In addition, franchise royalties and fees increased 13% for the third quarter and 12% year-to-date 2010 compared to the same periods last year.   Non-retail sales, which are primarily sales of lease merchandise to Aaron’s Sales & Lease Ownership franchisees, increased 21% to $84.3 million for the third quarter of 2010 from $69.5 million in the comparable period in 2009, and increased 10% to $253.9 million for the first nine months of 2010 compared to $230.3 million for the same period last year. The increases during the year in the Company’s franchise royalties and fees and non-retail sales are the result of the increases in revenues of the Company’s franchisees, who collectively had revenues of $204.4 million for the third quarter and $625.8 million for the first nine months of 2010, a respective 10% and 11% increase over the comparable prior year periods.  Same store revenues and customer counts for franchised stores were up 4.5% and 8.7%, respectively, for the third quarter of 2010 compared to the third quarter of 2009.  Revenues of franchisees, however, are not revenues of Aaron’s, Inc.

 The Company’s other revenues in the third quarter of 2010 and 2009 included $1.2 million and $193,000 of gains, respectively, from the sales of Company-operated stores.  Other revenues for the first nine months included gains from the sales of stores of $1.6 million in 2010 and $6.3 million in 2009.

Store Count

During the third quarter of 2010, the Aaron’s Sales & Lease Ownership division opened 29 new Company-operated stores and 18 new franchised stores.  The Company also acquired four franchised stores and the accounts of three independent operators.  Aaron’s sold six Company-operated stores to Aaron’s franchisees and one Company-operated store to an unaffiliated operator, and one RIMCO store left the franchise system.  Eight Company-operated stores and two Aaron’s Office Furniture stores were closed in the third quarter.

Through the three months and nine months ended September 30, 2010, the Company awarded area development agreements to open 25 and 67 additional franchised stores, respectively.  At the end of September 2010, there were 266 franchised stores awarded that are expected to be opened over the next several years.

At September 30, 2010, the Aaron’s Sales & Lease Ownership division consisted of 1,116 Company-operated stores, 631 franchised stores, 12 Company-operated RIMCO stores, and six franchised RIMCO stores.  The Company also had two Aaron’s Office Furniture stores.  The total number of stores open at September 30, 2010 was 1,767.

Fourth Quarter and Full Year 2010 and 2011 Outlook

The Company is updating its guidance for the remainder of 2010 as well as providing diluted earnings per share guidance for 2011.  The following is expected to be achieved at this time:

-	Fourth quarter revenues (excluding revenues of franchisees) of approximately $470 million.

-	Fourth quarter diluted earnings per share in the range of $.32 to $.36 per share, assuming no significant store or other asset sales.

-	Fiscal year 2010 revenues (excluding revenues of franchisees) of approximately $1.86 billion.

-	Fiscal year 2010 diluted earnings per share in the range of $1.39 to $1.43, which includes charges of an estimated $.06 per diluted share associated with closing the office furniture division.

-	Our initial earnings guidance for 2011 is to achieve diluted earnings per share in the range of $1.54 to $1.70.

-
New store growth for both the Company-operated and franchised stores of approximately 7% to 9% over the Company-operated and franchised store base at the end of 2009.  We expect new store growth in 2011 in the range of 5% to 9% over the store count at the end of 2010.  This is expected to be a net store growth after any opportunistic merging or disposition of stores.

-	The consolidation or sale of stores not meeting performance goals.

-	The acquisition of franchised stores, conversion of independent operators’ stores to Aaron’s franchised stores or sale of Company-operated stores to franchisees as opportunities present themselves.

Conference Call

 Aaron’s will hold a conference call to discuss its quarterly financial results on Monday, October 25, 2010, at 5:00 pm Eastern Time. The public is invited to listen in to the conference call by webcast accessible through the Company’s website, www.aaronsinc.com, in the “Investor Relations” section.  The webcast will be archived for playback at that same site.

Aaron’s, Inc., based in Atlanta, currently has more than 1,770 Company-operated and franchised stores in 48 states and Canada.  The Company’s Woodhaven Furniture Industries division manufactured approximately $72 million at cost of furniture and bedding at 11 facilities in five states in 2009.  The entire production of Woodhaven is for shipment to Aaron’s stores.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron’s, Inc.’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements.  These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.  Statements in this release that are “forward-looking” include without limitation Aaron’s projected revenues, earnings and store openings for future periods.

Aaron’s, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	September 30, (Unaudited) Three Months Ended		September 30, (Unaudited) Nine Months Ended
	2010	2009	2010	2009
Revenues:
Lease Revenues and Fees	$340,848	$320,603	$1,052,494	$989,216
Retail Sales	8,362	8,846	32,778	34,211
Non-Retail Sales	84,301	69,501	253,941	230,302
Franchise Royalties and Fees	14,537	12,881	43,611	38,908
Other	4,102	3,428	9,594	13,882
Total	452,150	415,259	1,392,418	1,306,519
Costs and Expenses:
Retail Cost of Sales	4,415	5,283	19,028	20,502
Non-Retail Cost of Sales	76,209	63,503	231,729	210,311
Operating Expenses	206,021	193,440	618,690	575,528
Depreciation of Lease Merchandise	122,692	117,024	379,580	360,143
Interest	728	1,010	2,415	3,450
Total	410,065	380,260	1,251,442	1,169,934
Earnings from Continuing Operations Before Income Taxes	42,085	34,999	140,976	136,585
Income Taxes	15,906	10,344	53,387	48,744
Net Earnings from Continuing Operations	26,179	24,655	87,589	87,841
Loss from Discontinued Operations, Net of Income Taxes	-	(19)	-	(304)
Net Earnings	$26,179	$24,636	$87,589	$87,537
Earnings Per Share	$.32	$.30	$1.08	$1.08
Earnings Per Share Assuming Dilution	$.32	$.30	$1.07	$1.07
Weighted Average Shares Outstanding (1)	81,070	81,366	81,315	81,066
Weighted Average Shares Outstanding Assuming Dilution (1)	81,695	82,050	82,053	81,885

(1) Shares have been adjusted for the effect of the 3-for-2 partial stock split distributed on April 15, 2010 and effective April 16, 2010.

Aaron’s, Inc. and Subsidiaries
Selected Balance Sheet Data
(In thousands)

	(Unaudited and Preliminary)
	September 30, 2010	December 31, 2009

Cash and Cash Equivalents	$100,067	$109,685
Accounts Receivable, Net	61,556	66,095
Lease Merchandise, Net	716,696	682,402
Property, Plant and Equipment, Net	206,862	215,183
Other Assets, Net	317,964	248,091

Total Assets	1,403,145	1,321,456

Bank Debt	-	-
Senior Notes	24,000	36,000
Total Liabilities	435,206	434,196
Shareholders’ Equity	$967,939	$887,260